Exhibit 99.1

For Immediate Release:	April 8, 2014

Investor Relations Contact:	Investor and Media Relations Contact:
Marliese L. Shaw	Dena Hall
Senior Vice President, Investor Relations Officer	Senior Vice President, Marketing
860-291-3622	Community Relations
mshaw@rockvillebank.com	413-787-1292
dhall@bankatunited.com

Media Relations Contact:

Adam J. Jeamel

Vice President, Corporate Communications

860-291-3765

ajeamel@rockvillebank.com

Shareholders Approve the Rockville Financial, Inc. and

United Financial Bancorp, Inc. Merger

Both Companies Have Now Secured Shareholder & Regulatory Approval

April 8, 2014 (Glastonbury, Conn./West Springfield, Mass.): William H.W. Crawford IV, President and CEO of Rockville Bank and Rockville Financial, Inc. (NASDAQ: RCKB), and Richard B. Collins, United Financial Bancorp, Inc.’s (NASDAQ: UBNK) Chairman, President and Chief Executive Officer, today announced that the merger of Rockville Financial, Inc. with United Financial Bancorp, Inc. has been approved by shareholders at their special shareholders’ meetings held on Tuesday, April 8, 2014.

Rockville and United have now secured full regulatory and shareholder approvals required for their merger of equals to proceed.

Based on preliminary results, approximately 93% of Rockville Financial, Inc. shares voted at the meeting were voted in favor of approving the Merger Agreement. Also based on preliminary results, approximately 96% of United Financial Bancorp, Inc. shares voted at the meeting were voted in favor of approving the Merger Agreement.

Rockville and United publicly announced their strategic merger of equals on November 15, 2013, a stock-for-stock transaction valued at $369 million. The combined bank, which will be named United Bank, will create the largest community bank headquartered in the Hartford – Springfield market with nearly $5 billion in assets and top five deposit market share in each metropolitan statistical area.

“On behalf of our employees and Board of Directors, I want to publicly thank our shareholders, regulators and the communities we serve for their support of our merger with United Bank. We reached another milestone today that builds on the excitement of our two banks coming together,” said William H.W. Crawford, IV, President and CEO of Rockville Financial, Inc. and Rockville Bank. “Community banks have to be concerned about being too small to succeed. But as I proudly told our shareholders today, the new United Bank will be a larger, stronger version of the community bank Rockville customers know and trust, with the same exceptional service and branch staff they will continue to enjoy doing business with, just with a different name and new and improved service offerings.”

“The overwhelming support for this merger demonstrated by our shareholders today show they see the same advantages we do of bringing together Rockville and United to create the new United Bank,” said Richard B. Collins, United Financial Bancorp, Inc.’s Chairman, President and Chief Executive Officer. “We are uniting our two banks whose legacies date back well over a century to create a new, stronger bank that will have scale and ability to deliver our customers the best banking products and services, offer them advanced banking technology solutions and provide them with more locations to do their banking. Our shareholders’ approval today moves us closer to making the new United Bank a reality.”

United and Rockville expect their merger to close on April 30, 2014. They are closing as of a month-end to ensure operational efficiencies.

About Rockville Financial Inc.

Rockville Financial, Inc. is the parent company of Rockville Bank, which is a 22-branch community bank serving Tolland, Hartford, New Haven and New London counties in Connecticut. Rockville Financial and United Financial Bancorp, Inc. (United Bank) of West Springfield, Massachusetts, announced a strategic merger of equals on November 15, 2013. Rockville Bank recently opened a full-service banking branch in Hamden, Conn., and announced plans to open a retail branch in North Haven, Conn., later this year. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com. For more information about Rockville Financial, Inc., visit www.rockvillefinancialinc.com or download the Company’s free Investor Relations app on your Apple or Android device.

To download Rockville Financial, Inc.’s investor relations app on your iPhone, which offers access to SEC documents, press releases, videos, audiocasts and more, please visit https://itunes.apple.com/WebObjects/MZStore.woa/wa/viewSoftware?id=725271098&mt=8 or https://itunes.apple.com/WebObjects/MZStore.woa/wa/viewSoftware?id=725271098&mt=8 for your iPad or https://play.google.com/store/apps/details?id=com.theirapp.rockville for your Android mobile device.

About United Financial Bancorp, Inc.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank headquartered at 95 Elm Street, West Springfield, MA, 01090. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol UBNK. United Bank provides an array of financial products and services through its 16 branch offices and 2 express drive-up branches in the Springfield region of Western Massachusetts; 7 branches in the Worcester region of Central Massachusetts; and 12 branches in Connecticut’s Hartford, Tolland and New Haven counties. The Bank also operates loan production offices located in Beverly, Massachusetts and Glastonbury, Connecticut. Through its Wealth Management Group, the Bank offers access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products. For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information please visit www.bankatunited.com or on Facebook at facebook.com/bankatunited.